Exhibit 10.3
CHANGE-IN-CONTROL
AND
RESTRICTIVE COVENANT AGREEMENT
FOR CERTAIN OFFICERS
OF ROCKVILLE BANK
January 2, 2009
PERSONAL AND CONFIDENTIAL
Mr. John T. Lund
Rockville Bank
1645 Ellington Road
South Windsor, CT 06074
Dear John:
     Rockville Bank (the “Bank”) and Rockville Financial, Inc. (the “Company”) consider it essential to the best interests of the Company’s stockholders to foster the continued employment of key management personnel. In this connection, the Boards of Directors of the Bank and the Company (the “Board”) recognize that the possibility of a change in ownership or control of the Bank or the Company may result in the departure or distraction of such personnel to the detriment of the Bank and the Company and its stockholders. As you are a skilled and dedicated Bank executive with important management responsibilities and talents, the Bank and the Company believe that their best interests will be served if you are encouraged to remain with the Bank.
     The Bank and the Company have determined that your ability to perform your responsibilities and utilize your talents for the benefit of the Bank and the Company, and the Bank’s ability to retain you as an employee, will be significantly enhanced if you are provided with fair and reasonable protection from the risks of a change in ownership or control of the Bank or the Company. Accordingly, in order to induce you to remain in the employ of the Bank, you, the Bank and the Company agree as follows:
     1. Term of Agreement.
          (a) Generally. Except as provided in Section 1(b) hereof, (i) this Agreement shall be effective as of January 2, 2009 and shall continue in effect through December 31, 2009, and (ii) commencing on January 1, 2010, and each January 1 thereafter, this Agreement shall be automatically extended for one additional year unless, not later than November 30th of the preceding year, either party to this Agreement gives notice to the other that the Agreement shall not be extended under this Section 1(a); provided, however, that no such notice by the Bank or the Company shall be effective if a Change in Control or Potential Change in Control (both as defined herein) shall have occurred prior to the date of such notice.

          (b) Upon a Change in Control. If a Change in Control shall have occurred at any time during the period in which this Agreement is effective, this Agreement shall continue in effect for (i) the remainder of the month in which the Change in Control occurred and (ii) a term of 24 months beyond the month in which such Change in Control occurred (such entire period hereinafter referred to as the “Protected Period”).
     2. Change in Control; Potential Change in Control.
          (a) A “Change in Control” shall be deemed to have occurred if, during the term of this Agreement:
               (i) the Company, or the mutual holding company parent of the Company, whether it remains a mutual holding company or converts to the stock form of organization (the “Mutual Holding Company”), merges into or consolidates with another corporation, or merges another corporation into the Company or the Mutual Holding Company, and as a result, with respect to the Company, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by “Persons” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who were stockholders of the Company immediately before the merger or consolidation or, with respect to the Mutual Holding Company, less than a majority of the directors of the resulting corporation immediately after the merger or consolidation were directors of the Mutual Holding Company immediately before the merger or consolidation;
               (ii) following a conversion of the Mutual Holding Company to the stock form of organization, any Person (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Bank or the Company), becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the resulting corporation representing 25% or more of the combined voting power of the resulting corporation’s then-outstanding securities;
               (iii) during any period of twenty-four months (not including any period prior to the Effective Date of this Agreement), individuals who at the beginning of such period constitute the board of directors of the Company, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections (2)(a)(i), (ii) or (iv) hereof, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s securities) whose election by the board of directors of the Company or nomination for election by the Company’s stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
               (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
               (v) the board of directors of the Company adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.
          (b) A “Potential Change in Control” shall be deemed to have occurred if:
               (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

               (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or
               (iii) the board of directors of the Bank adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
          (c) Employee Covenants. You agree that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control, you will remain in the employ of the Bank until the earliest of (i) a date which is 180 days from the occurrence of such Potential Change in Control, (ii) the termination of your employment by reason of Disability (as defined herein) or (iii) the date on which you first become entitled under this Agreement to receive the benefits provided in Section 3(b) hereof.
          (d) Company Covenant Regarding Potential Change in Control or Change in Control. In the event of a Potential Change in Control or a Change in Control, the Bank or the Company shall, not later than 15 days thereafter, have established one or more rabbi trusts and shall deposit therein cash in an amount sufficient to provide for full payment of all potential obligations of the Bank and the Company that would arise assuming consummation of a Change in Control, or has arisen in the case of an actual Change in Control, and a subsequent termination of your employment under Section 3(b). Such rabbi trust(s) shall be irrevocable and shall provide that neither the Bank nor the Company may, directly or indirectly, use or recover any assets of the trust(s) until such time as all obligations which potentially could arise hereunder have been settled and paid in full or otherwise extinguished, subject only to the claims of creditors of the Bank and the Company in the event of insolvency or bankruptcy of the Bank or the Company; provided, however, that if no Change in Control has occurred within two years after such Potential Change in Control, such rabbi trust(s) shall at the end of such two-year period become revocable and may thereafter be revoked by the Bank.
     3. Termination.
          (a) Termination by the Bank for Cause, by You Without Good Reason, or by Reason of Death or Disability. If during the Protected Period your employment by the Bank is terminated by the Bank for Cause, by you without Good Reason, or because of your death or Disability, the Bank and the Company shall be relieved of their obligation to make any payments to you other than (i) payment of amounts otherwise accrued and owing but not yet paid and (ii) any amounts payable under then-existing employee benefit programs at the time such amounts are due.
          (b) Termination by the Bank Without Cause or by You for Good Reason. If during the Protected Period your employment by the Bank is terminated by the Bank without Cause or by you for Good Reason, you shall be entitled to the compensation and benefits described in this Section 3(b). If your employment by the Bank is terminated prior to a Change in Control at the request of a Person engaging in a transaction or series of transactions that would result in a Change in Control, the Protected Period shall commence upon the subsequent occurrence of a Change in Control, your actual termination shall be deemed a termination occurring during the Protected Period and covered by this Section 3(b), your Date of Termination shall be deemed to have occurred immediately following the Change in Control, and Notice of Termination shall be deemed to have been given by the Bank immediately prior to your actual termination. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. The compensation and benefits provided under this Section 3(b) are as follows:
               (i) The Bank shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, on the fifth day following the Date of Termination, and you shall receive all other amounts to which you are entitled under any compensation or benefit plan of the Bank, at the time such payments are due in accordance with the terms of such compensation or benefit plan.

               (ii) In the payroll period next following the payroll period in which your Date of Termination occurs, the Bank shall pay you, in lieu of any further salary, bonus or severance payments for periods subsequent to the Date of Termination, a lump sum amount in cash equal two times the sum of:
               (A) the greater of (I) your annual base salary in effect immediately prior to the Change in Control or (II) your annual base salary in effect at the time Notice of Termination is given; and
               (B) the greater of (I) your annual target bonus for the year in which the Change in Control occurs or, (II) if no such target bonus has yet been determined for such year, the annual bonus actually earned by you in the year immediately preceding the year in which the Change in Control occurs.
               (iii) In the payroll period next following the payroll period in which your Date of Termination occurs, in lieu of any annual incentive compensation payable to you under any bonus or incentive plan (the “Incentive Plan”) for the year in which your employment is terminated, the Bank shall pay you an amount equal to the portion of your annual target incentive compensation potentially payable in cash to you (i.e., excluding the portion payable in stock or in other non-cash awards) for the year of termination, multiplied by a fraction the numerator of which is the number of days you were employed in the year of termination and the denominator of which is 365; provided, however, if you have previously deferred any award payable under any such Incentive Plan, the terms of the applicable Incentive Plan shall determine the time of payment of the cash amount that is payable under this Section 3(b)(iii) in lieu of such award.
               (iv) Stock options held by you at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and, in other respects (including the period following termination during which such options may be exercised), such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted.
               (v) Any performance objectives upon which the earning of performance-based restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards is conditioned shall be deemed to have been met at target level at the date of termination, and restricted stock and deferred stock awards, including outstanding stock plan awards, and other long-term incentive awards (to the extent then or previously earned, in the case of performance-based awards) shall become fully vested and non-forfeitable at the date of such termination, and, in other respects, such awards, including the time of payment of such awards, shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted.
               (vi) The Bank shall provide you with a cash allowance for outplacement and job search activities (including, but not limited to, office and secretarial expenses) in the amount of 20% of your annual base salary and annual target bonus taken into account under Section 3(b)(ii) hereof, provided that such cash allowance shall apply only to those costs or obligations that are incurred by you before the last day of the second calendar year following the calendar year in which your Date of Termination occurs. Payments of such cash allowance shall be made on the fifteenth day following the submission of each receipt to the Bank evidencing costs or obligations incurred by you in connection with outplacement and job search activities, but in no event later than the last day of the third calendar year following the calendar year in which your Date of Termination occurs.
               (vii) If you elect after termination of employment continued coverage under the Bank’s health plan in accordance with the applicable provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Bank will pay you on a monthly basis during such COBRA continuation period an amount equal on an after-tax basis to the total cost of such coverage.

          (c) Reimbursements; Section 409A Exemptions; Delayed Payments Under Section 409A.
               (i) Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:
                    (A) the amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year;
                    (B) the reimbursement of any expense shall be made each calendar quarter and not later than the last day of the taxable year following the taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date);
                    (C) the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.
               (ii) Any reimbursement under Section 3(b)(vii) for expenses for medical coverage that are made during the period of time you are entitled to continuation coverage under the Bank’s health plan pursuant to COBRA shall be exempt from Section 409A of the Code and the six-month delay in payment described hereinbelow pursuant to Section 1.409A-1(b)(9)(v)(B) of the Treasury Regulations.
               (iii) Any reimbursement under Section 3(b)(vi) relating to outplacement expenses shall be exempt from Section 409A of the Code and the six-month delay in payment described hereinbelow pursuant to Section 1.409A-1(b)(9)(v)(A) of the Treasury Regulations and shall not be subject to Section 3(c)(i) above.
               (iv) Your right to reimbursements under this Agreement shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.
               (v) It is intended that: (A) payments made under this Agreement due to your termination of employment that are paid on or before the 15th day of the third month following the end of the taxable year in which your termination of employment occurs shall be exempt from compliance with Section 409A of the Code pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Treasury Regulations (the “Exempt Short-Term Deferral Payments”); and (B) payments under this Agreement, other than Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year following the taxable year in which you terminate employment in an aggregate amount not exceeding two times the lesser of: (I) the sum of your annualized compensation based on your annual rate of pay for the taxable year preceding the taxable year in which you terminate employment (adjusted for any increase during that year that was expected to continue indefinitely if you had not terminated employment); or (II) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which you terminate employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
               (vi) Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon your termination of employment which are subject to Section 409A of the Code shall be delayed for six months following such termination of employment if you are a Specified Employee as defined in Section 3(f)(vi) on the date of your termination of employment. Any payment or reimbursement due within such six-month period shall be delayed to the end of such six-month period. The Bank will adjust the payment or reimbursement to reflect the deferred payment date by multiplying the payment or reimbursement by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment or reimbursement would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment or reimbursement was delayed and the denominator of which is 365. The Bank will pay the adjusted payment or reimbursement at the beginning of the seventh month following your termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Agreement is not administratively practicable due to events beyond your control (or the control of your beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with Section 409A of the Code and the Treasury Regulations thereunder. In the event of your death during such six-month period, payment will be made in the payroll period next following the payroll period in which your death occurs.
          (d) Limitation on Change in Control Payments. In the event that:
               (i) the aggregate payments or benefits to be made to you pursuant to this Agreement, together with other payments and benefits which you have a right to receive from the Bank, which are deemed to be parachute payments as defined in Section 280G of the Code (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and
               (ii) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times your “base amount”, as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (A) the amount of tax required to be paid by you by Section 4999 of the Code and further minus (B) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The reduction required hereby among the Termination Benefits shall be allocated to the payments and benefits set forth in Section 3(b) in the following order until the reduction is fully accomplished: Section 3(b)(ii), 3(b)(iii), 3(b)(vi) and 3(b)(vii).
          (e) Notice. During the Protected Period, any purported termination of your employment by the Bank or the Company or by you shall be communicated by written Notice of Termination to the other party hereto.
          (f) Certain Definitions. Except as otherwise indicated in this Agreement, all definitions in this Section 3(f) shall be applicable during the Protected Period only.
               (i) Disability. “Disability” shall have the meaning provided in Section 409A of the Code and the Treasury Regulations thereunder.
               (ii) Cause. “Cause” shall mean termination on account of (A) the willful and continued failure by you to substantially perform your duties with the Bank (other than any such failure resulting from your incapacity due to physical or mental illness or Disability or any failure after the issuance of a Notice of Termination by you for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company, the Bank and/or their affiliates, and which failure continues more than 48 hours after a written demand for substantial performance is delivered to you by the Chief Executive Officer of the Bank, which demand specifically identifies the manner in which the Chief Executive Officer believes that you have not substantially performed your duties and the demonstrable and material damage caused thereby or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, the Bank or their affiliates, monetarily or otherwise. No act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Bank and the Company.
               (iii) Good Reason. “Good Reason” shall mean, without your express written consent, the occurrence upon or after a Change in Control of any of the following circumstances provided that you shall have given notice of such circumstance(s) to the Bank within a period not to exceed 90 days of the initial existence of such circumstance(s) and the Bank shall not have remedied such circumstance(s) within 30 days after receipt of such notice:
     (A) the assignment to you of any duties materially inconsistent with the position in the Bank that you held immediately prior to the Change in Control, or a material adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control;
     (B) a material reduction in your annual base salary or perquisites as in effect immediately prior to the Change in Control or as the same may be increased from time to time except for across-the-board perquisite reductions similarly affecting all senior executives of the Bank and all senior executives of any Person in control of the Bank or the Company;
     (C) the relocation of the principle place of your employment to a location more than 50 miles from the location of such place of employment on the date of this Agreement; except for required travel on the Bank’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control;
     (D) the failure by the Bank to pay to you any material portion of your compensation or to pay to you any material portion of an installment of deferred compensation under any deferred compensation program of the Bank within a reasonable time after the date such compensation is due;
     (E) the failure by the Bank to continue in effect any material compensation or benefit plan in which you participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Bank to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;
     (F) the failure of the Bank to obtain a satisfactory agreement from any successor to the Bank or the Company to assume and agree to perform this Agreement, as contemplated in Section 7 hereof; or
     (G) any purported termination of your employment that is not effected pursuant to a Notice of Termination that is in material compliance with the requirements of Section 3(f)(iv) hereof (and, if applicable, the requirements of Section 3(f)(ii) hereof), which purported termination shall not be effective for purposes of this Agreement.
               (iv) Notice of Termination. “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
               (v) Date of Termination. “Date of Termination” shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period) or (B) if your employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a termination for Good Reason, shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given).
               (vi) Specified Employee. “Specified Employee” shall mean an employee of the Bank, at a time when any stock of the Company is publicly traded on an established securities market or otherwise, who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-1(i)(6).
     4. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement; Certain Forfeitures.
          (a) Non-Competition. In consideration for the compensation and benefits provided under this Agreement, without the consent in writing of the Chief Executive Officer of the Bank, you will not, at any time during the term of this Agreement and for a period of two years following your termination of employment during the Protected Period, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) in any business of any savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, or other institution engaged in the business of accepting deposits or making loans, or any direct or indirect subsidiary or affiliate of any such entity, that conducts business in any county in which the Company or the Bank maintains an office as of your date of termination or in any county in which the Company or the Bank had plans to open an office within six months after your date of termination; (ii) induce any customers of the Bank or any of its affiliates with whom you have had contacts or relationships, directly or indirectly, during and within the scope of your employment with the Bank, to curtail or cancel their business with the Bank or any such affiliate; (iii) induce, or attempt to influence, any employee of the Bank or any of its affiliates to terminate employment; or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous twelve months was an employee of the Bank or any affiliate; provided, however, that activities engaged in by or on behalf of the Bank are not restricted by this covenant. The provisions of subparagraphs (i), (ii), (iii), and (iv) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this Section 4(a).
     (b) Non-Disclosure; Ownership of Work. You shall not, at any time during the term of this Agreement and thereafter (including following your termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Bank or the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Bank or the Company and its affiliates and customers so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, you will return to the Bank and the Company or its affiliates all documents and other media containing information belonging or relating to the Bank and the Company or its affiliates.
     (c) Cooperation With Regard to Litigation. You agree to cooperate with the Bank and the Company, during the term of this Agreement and thereafter (including following your termination of employment for any reason), by making yourself available to testify on behalf of the Bank or the Company or any subsidiary or affiliate of the Bank or the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Bank and the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Bank or the Company, or any subsidiary or affiliate of the Company, as requested. The Bank agrees to reimburse you for all expenses actually incurred in connection with your provision of testimony or assistance. Such reimbursement shall be made, on an after tax basis, each calendar quarter in accordance with the provisions of Section 3(c) of this Agreement, but not later than the last day of the year in which the expense was incurred.

     (d) Non-Disparagement. You shall not, at any time during the term of this Agreement and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Bank or the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.
     (e) Release of Employment Claims. You agree, as a condition to your receipt of any payments or benefits provided for in Section 3(b) herein (other than compensation accrued at termination as provided in Section 3(b)(i)), that you will execute a general release agreement, in substantially the form set forth in Attachment A to this Agreement, releasing any and all claims arising out of your employment other than enforcement of this Agreement and rights to indemnification under any agreement, law, Bank or Company organizational document or policy, or otherwise. The Bank will provide you with a copy of such release simultaneously with or as soon as practicable following the delivery of the Notice of Termination but not later than 21 days before (45 days before if your termination is part of an exit incentive or other employment termination program offered to a group or class of employees) the Date of Termination. You must deliver the executed release to the Bank not later than eight days before the date of payment of your compensation and benefits provided for under this Agreement.
     (f) Forfeiture of Outstanding Options. Anything in this Agreement to the contrary notwithstanding, if you willfully and materially fail to substantially comply with any restrictive covenant under this Section 4 or willfully and materially fail to substantially comply with any material obligation under this Agreement, all options to purchase common stock granted by the Bank and then held by you or your transferee shall be immediately forfeited and thereupon such options shall be cancelled. Any such forfeiture shall apply to such options notwithstanding any term or provision of any option agreement. In addition, options granted to you and gains resulting from the exercise of such options, shall be subject to forfeiture in accordance with the Bank’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of such options.
     (h) Forfeiture Due to Regulatory Restrictions. Anything in this Agreement to the contrary notwithstanding, (i) any payments made pursuant to this Agreement shall be subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder; and (ii) payments contemplated to be made by the Bank pursuant to this Agreement shall not be immediately payable to the extent such payments are barred or prohibited by an action or order issued by the Connecticut Banking Commissioner or the Federal Deposit Insurance Corporation.
     (i) Survival. The provisions of this Section 4 shall survive the end of the term of this Agreement and any termination or expiration of this Agreement.
     5. Mitigation. You shall not be required to mitigate the amount of payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment or benefit provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Bank, or otherwise.
     6. Costs of Proceedings. The Bank shall pay all costs and expenses, including all attorneys’ fees and disbursements, of the Bank and the Company and you, in connection with any legal proceedings undertaken pursuant to Section 13, whether or not instituted by the Bank, the Company or you, relating to the interpretation or enforcement of any provision of this Agreement; provided that if you instituted the proceeding and a finding is entered that you instituted the proceeding in bad faith, you shall pay all of your costs and expenses, including attorneys’ fees and disbursements. The Bank or the Company shall pay prejudgment interest on any money judgment obtained by you as a result of such proceeding, calculated at the prime rate determined by the Bank as in effect from time to time from the date that payment should have been made to you under this Agreement. Any such payment or reimbursement to you shall be made on an after-tax basis each calendar quarter for all costs and expenses actually incurred as provided in this

Section 6 and in accordance with the provisions of Section 3(c) of this Agreement, but not later than the last day of the year in which the expense was incurred.
     7. Successors; Binding Agreement.
          (a) The Bank and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank “and “Company” shall mean the Bank and the Company respectively as hereinbefore defined and any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Bank or the Company in which the corporate existence of the Bank or the Company, as the case may be, continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Bank and the Company may transfer and assign this Agreement and the Bank’s and the Company’s rights and obligations hereunder. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by you, except in accordance with the laws of descent and distribution or as specified in (b) below.
          (b) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
     8. Notice. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:
If to the Bank or the Company:
ROCKVILLE BANK
1645 Ellington Road
South Windsor, CT 06074
Att: Chief Executive Officer
If to you:
To the address first provided hereinabove.
     If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.
     9. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company and the Bank under this

Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.
     10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of this Agreement cancels and supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
     13 .Dispute Resolution
          (a) Negotiation. The Bank and the Company (collectively, the “Employer”) and you shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Chief Executive Officer of the Bank and you. Any party may give the other party written notice of any dispute in accordance with the notice procedures set forth in Section 8. Within 15 days after delivery of the notice, the receiving party shall submit to the other, in accordance with the notice procedures set forth in Section 8, a written response. The notice and response shall include a statement of that party’s position and summary of arguments supporting that position. Within 30 days after delivery of the initial notice, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
          (b) Mediation. If the dispute has not been resolved by negotiation as provided herein within 45 days after delivery of the initial notice of negotiation, or if the parties failed to meet within 30 days after delivery, the parties shall endeavor to settle the dispute by mediation under the CPR Mediation Procedure then currently in effect; provided, however, that if one party fails to participate in the negotiation as provided herein, the other party can initiate mediation prior to the expiration of the 45 days. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.
          (c) Arbitration. Any dispute arising under or in connection with this Agreement which has not been resolved by mediation as provided herein within 45 days after initiation of the mediation procedure, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by three independent and impartial arbitrators, of whom each party shall designate one; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Hartford, Connecticut. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company, the Bank and you hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Connecticut, (ii) any of the courts of the State of Connecticut, or (iii) any other court having jurisdiction. The Company, the Bank and you hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Subject to Section 6 of this Agreement, the Bank shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13(c). Notwithstanding any provision in this Section 13(c), you shall be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.
          (d) Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 12 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Bank, except as otherwise provided in Section 3(c)(vi) of this Agreement (concerning interest payable with respect to certain delayed payments that are subject to Section 409A of the Code).
     14. Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Connecticut, without regard to its conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion thereof. If any court determines that any provision of Section 4 of this Agreement is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations so as not to subject you to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Agreement except to the extent such action would not subject you to the payment of any tax penalty or interest under Section 409A of the Code. If all or a portion of the benefits and payments provided under this Agreement constitute taxable income to you for any taxable year that is prior to the taxable year in which such payments and/or benefits are to be paid to you as a result of the Agreement’s failure to comply with the requirements of Section 409A of the Code and the Regulations, the applicable payment or benefit shall be paid immediately to you to the extent such payment or benefit is required to be included in your income. If you become subject to any tax penalty or interest under Section 409A of the Code by reason of this Agreement, the Company shall reimburse you on a fully grossed-up and after-tax basis for any such tax penalty or interest (so that you are held economically harmless) ten business days prior to the date such tax penalty or interest is due and payable by you to the government.
     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Bank the enclosed copy of this letter, which will then constitute our agreement on this subject.

ROCKVILLE BANK	ROCKVILLE FINANCIAL, INC.

By:	By:
Name:	Name:
Title:	Title:
Agreed to this __ day of                                         , 2009.

Name

ATTACHMENT A
RELEASE
     We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to Rockville Bank to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.
In consideration for the benefits provided under your Change in Control and Restrictive Covenant Agreement with Rockville Bank (the “Agreement”), and more specifically enumerated in Exhibit 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge Rockville Financial, Inc., its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company’s past, present and future agents, directors, officers, employees, representatives, assigns, stockholders, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed herein, and their successors (hereinafter “those associated with the Company”) and with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this Release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Connecticut Fair Employment Practices Act, C.G.S. § 46a-51 et seq., Family and Medical Leave Act of 1993 and any local, state or federal law, regulation or order providing workers’ compensation benefits, restricting an employer’s right to terminate employees or otherwise regulating employment, enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith, or dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this Release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.
This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown claims and by your signature below indicate your understanding of the significance of doing so. Examples of released claims include, but are not limited to: (a) claims that in any way relate to your employment with the Company, or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay (other than under your Agreement); (b) claims that in any way relate to the design or administration of any employee benefit program; (c) claims that you have irrevocable or vested rights to severance or similar benefits (other than under your Agreement) or to post-employment health or group insurance benefits (other than under your Agreement); (d) any claim, such as a benefit claim, that was explicitly or implicitly denied before you signed this Release; (e) any claim you might have for extra benefits as a consequence of payments you receive because of signing this Release; or (f) any claim to attorneys’ fees or other indemnities. Except to enforce your Agreement or this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.
Anything in this Release to the contrary notwithstanding, this Release does not include a release of: (i) your rights under the Agreement or your right to enforce the Agreement; (ii) any rights you may have to indemnification under any agreement, law, Company organizational document or policy, or otherwise; (iii) any rights you may have to benefits under the Company’s benefit plans; (iv) any rights or claims under the Age Discrimination in Employment Act or any other law that arise after you sign this Release; or (v) your right to enforce this Release or any of the foregoing items described in this paragraph.
By signing this Release, you further agree as follows:
     i. You have read this Release carefully and fully understand its terms;
     ii. You have had at least twenty-one (21) days to consider the terms of the Release;
     iii. You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;
     iv. You have been advised to seek legal counsel and have had an opportunity to do so;
     v. You would not otherwise be entitled to the benefits provided under your Agreement had you not agreed to execute this Release; and
     vi. Your agreement to the terms set forth above is voluntary.

Name:

Signature:	Date:

Received by:	Date:

2